Exhibit 99.1

BANNER CORPORATION ANNOUNCES PRICING

OF $150 MILLION PUBLIC OFFERING OF COMMON STOCK

Walla Walla, Washington (June 24, 2010) – Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank and Islanders Bank, today announced the pricing of an underwritten public offering of 75,000,000 shares of the Company’s common stock at a price to the public of $2.00 per share for gross proceeds of $150.00 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $141.75 million. Banner Corporation intends to use a significant portion of the net proceeds from the offering to strengthen Banner Bank’s regulatory capital ratios and to support managed growth. The Company expects to use the remaining net proceeds for general working capital purposes. Subject to customary closing conditions, the transaction is expected to close on or about June 30, 2010.

D. A. Davidson & Co. is serving as sole book-running manager of the offering, and Sandler O’Neill + Partners, L.P. and McAdams Wright Ragen are serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401 (800) 332-5915, Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859, and McAdams Wright Ragen, 925 4th Avenue, Suite 3900, Seattle, WA 98104 (888) 567-6297.

About the Company

Banner Corporation is a $4.6 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

Transmitted on GlobeNewswire on June 24, 2010 at 4:35 p.m. PDT.